UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   May 19, 2012 (May 18, 2012)

AXIOM GOLD AND SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53232	27-0686445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Dr.
Oro Valley, AZ 85755
(Address of principal executive offices) (Zip Code)

(303) 872-7814
Company’s telephone number, including area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 18, 2012, the Company appointed Mr. Robert Knight as director and Chief Executive Officer, Chief Financial Officer and Secretary.  In connection with the appointment, Mr. Knight entered into the Company’s standard form of Indemnification Agreement. Pursuant to this agreement, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Mr. Knight to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party, arising out of his services as an officer, director, employee, agent or fiduciary of the Company or its subsidiaries. The foregoing description is qualified in its entirety by the full text of the form of Indemnification Agreement, which is filed as Exhibit 10.1.

Mr. Knight served as an officer and director of Mexoro Minerals from December 4, 2005 to April 2008 (OTC-BB: MXOM.OB), a reporting company in the United States whose shares are quoted on the OTC Bulletin Board. He was also the president of VECTr Systems Inc. until April 2008. VECTR Systems Inc. (OTC-BB: VECT.OB) was a reporting company in the United States whose shares were quoted on the OTC Bulletin Board.    Mr. Knight was awarded an MBA degree from Edinburgh School of Business, Herriot-Watt University in December 1998.

On May 18, 2012, John Larson and Roman Friedrich III resigned from the Board of Directors of the Company.  John Larson also resigned as President/ CEO. On May 22, 2012 Steven A. Sanders, Nivaldo Rojas and Francisco Quiroz resigned from the Board of Directors of the Company, Mr. Sanders resigned as the Secretary of the Company and Frank Lamendola resigned as the Chief Financial Officer of the Company.  These resignations did not result from any dispute or disagreement with us, our independent accountants, our counsel or our operations, policies and practices.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to that agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
10.1	Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Axiom Gold and Silver Corp
Dated:  May 24, 2012

By:  /s/ Robert Knight
Name: Robert Knight
Title:  Chief Executive Officer